EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Lightbridge Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2018, relating to the consolidated financial statements of Lightbridge Corporation, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

January 4, 2019